NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Increases Quarterly Dividend by 27% And
Increases Share Repurchase Authorization by 5 Million Shares

HAMILTON, Bermuda – November 19, 2014 - Everest Re Group, Ltd. (NYSE: RE) announced today that its Board of Directors approved a 27% increase to its regular quarterly dividend from $0.75 to $0.95 per common share. This dividend will be payable on or before December 17, 2014 to all shareholders of record as of December 3, 2014.

In addition, the Company announced that its Board of Directors authorized an increase to the Company’s existing share repurchase program of 5 million shares, bringing the Company’s authorization for share repurchases up to approximately 6.8 million shares, net of shares already repurchased.

Mr. Dominic J. Addesso, President and Chief Executive Officer, said “Today’s announcement reflects the Board’s commitment to driving shareholder value and its confidence in the future earnings power of the Company. Our capital allocation strategy, reflective of our strong capital position and earnings generation, seeks to balance strategic growth opportunities with a measured return of capital to our shareholders. The effectiveness of these strategies can be gauged by the 14% compound annual growth in book value per share, adjusted for dividends, over the last five years.”

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance

Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Mt. Logan Re, a segregated cell company, capitalized by the Company and third party investors, is a specialty reinsurer of catastrophe risks. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestregroup.com.